Exhibit 5.8

6385 S. Rainbow Boulevard, Suite 600 Las Vegas, Nevada 89118

April 2, 2019

TransDigm UK Holdings plc

Suite 1, 3rd Floor 11-12 St. James Square

London, United Kingdom SW1Y 4LB

Re:	Registration Statement on Form S-4/A Filed by TransDigm UK Holdings plc Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as special Nevada counsel to Gamesman Inc., a Nevada corporation (“Gamesman”), in connection with the Registration Statement on Form S-4/A (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $500,000,000 aggregate principal amount of registered 6.875% Senior Subordinated Notes due 2026 (the “Exchange Notes”) for an equal principal amount of unregistered 6.875% Senior Subordinated Notes due 2026 of TransDigm outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an indenture, dated as of May 8, 2018 (as amended, supplemented or otherwise modified, the “Indenture”), by and among TransDigm UK Holdings plc (the “Company”), the “Guarantors” (as defined therein), which include Gamesman, and The Bank of New York Mellon Trust Company, N.A., as trustee. The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each a “Guarantee”) on a joint and several basis by the Guarantors (including Gamesman). Capitalized terms used herein and not separately defined shall have the meanings given to them in the Indenture.

A. Documents and Matters Examined

In connection with this opinion letter, we have examined originals or copies of such documents, records, certificates of public officials regarding Gamesman, and certificates of officers and representatives of Gamesman as we have considered necessary to provide a basis for the opinions expressed herein, including the following:

A-1    the Indenture;

A-2    the Third Supplemental Indenture to the Indenture, dated as of March 29, 2019 (the “Supplemental Indenture”);

A-3    the Articles of Incorporation and Bylaws of Gamesman, both as certified by the Secretary of Gamesman as in effect on the date hereof;

ARIZONA   •   CALIFORNIA   •   COLORADO   •   CONNECTICUT   •   FLORIDA   •   GEORGIA   •   ILLINOIS   •   INDIANA   •   KANSAS   •   KENTUCKY

LOUISIANA     •     MARYLAND     •     MASSACHUSETTS     •     MISSOURI     •     NEVADA     •     NEW JERSEY     •     NEW MEXICO     •     NEW YORK

NORTH  CAROLINA   •   OHIO   •   OREGON   •   PENNSYLVANIA   •   RHODE  ISLAND   •   TEXAS   •   UTAH   •   WASHINGTON   •   WEST  VIRGINIA

TransDigm UK Holdings plc

April 2, 2019

A-4    the resolutions adopted by the Board of Directors of Gamesman on March 29, 2019;

A-5     an Officer’s Certificate, as certified by the Secretary of Gamesman, dated as of the date hereof, which Officer’s Certificate has been delivered to us and upon which we are with your consent relying.

As to matters of fact material to the opinions expressed herein, with your consent we have relied solely on (a) information in the Certificate of Existence of Gamesman dated as of March 19, 2019 (the “Certificate”) and issued by the Secretary of State of the State of Nevada (and all opinions based on these documents are as of the date of such documents and not as of the date of this opinion letter) and (b) information provided in certificates of officers/representatives of Gamesman. We have not independently verified the facts so relied on.

B.     Assumptions

We have relied, without investigation, on the following assumptions:

B-1    Original documents reviewed by us are authentic, copies of original documents reviewed by us conform to the originals and all signatures on executed documents are genuine.

B-2    All individuals have sufficient legal capacity to perform their functions with respect to the Supplemental Indenture, Indenture and the Exchange Offer.

C. Opinions

Based on the foregoing and subject to the qualifications and exclusions stated herein, we express the following opinions:

C-1     Gamesman, as of the date hereof is, and as of the date of the Supplemental Indenture was, a corporation validly existing under Nevada law.

C-2    As of the date of the Supplemental Indenture, Gamesman had all necessary corporate power to perform its obligations under the Supplemental Indenture.

C-3    The Supplemental Indenture has been duly authorized by all necessary corporate action on the part of Gamesman.

C-4    The execution and delivery of the Supplemental Indenture by Gamesman, and performance of its obligations thereunder, does not:

(a)    violate statutory laws that counsel exercising customary professional judgment would in our experience reasonably recognize as typically applicable to agreements similar to the Supplemental Indenture; or

(b)    violate Gamesman’s Articles of Incorporation or Bylaws.

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com

TransDigm UK Holdings plc

April 2, 2019

D.    Qualifications; Exclusions

D-1    Except to the extent expressly noted to the contrary in this opinion letter, we express no opinion as to the following matters, or the effect, if any, that they may have on the opinions expressed herein:

(a)    federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, the Investment Company Act, the Trust Indenture Act, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments;

(b)    the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, cities, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level), and judicial decisions to the extent that they deal with any of the foregoing;

(c)     fraudulent transfer and fraudulent conveyance laws; and

(d)     pension and employee benefit laws and regulations.

For purposes of expressing the opinions herein, we have examined the laws of the State of Nevada and our opinions are limited to such laws. We have not reviewed, nor are our opinions in any way predicated on an examination of, the laws of any other jurisdiction, and we expressly disclaim responsibility for advising you as to the effect, if any, that the laws of any other jurisdiction may have on the opinions set forth herein.

The opinions expressed herein (a) are limited to matters expressly stated herein, and no other opinions may be implied or inferred, including that we have performed any actions in order to provide the legal opinions and statements contained herein other than as expressly set forth, and (b) are as of the date hereof (except as otherwise noted above). We disclaim any undertaking or obligation to update these opinions for events and circumstances occurring after such applicable date (including changes in law or facts, or as to facts relating to prior events that are subsequently brought to our attention), or to consider their applicability or correctness as to persons or entities other than the addressees.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, (the “Act”), or the related rules and regulations promulgated under the Act nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in the Act or the related rules and regulations promulgated thereunder. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement.

Very truly yours,

/s/ LEWIS BRISBOIS BISGAARD & SMITH LLP

LEWIS BRISBOIS BISGAARD & SMITH LLP

www.lewisbrisbois.com